Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-11 (File No. 333-129534) of our report dated March 21, 2006 relating to the consolidated balance sheet of Landwin REIT, Inc., as of February 28, 2006, and of our report dated March 21, 2006 relating to the consolidated balance sheet of Landwin REIT, Inc., as of December 31, 2005, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Pohl, McNabola, Berg & Company
Pohl, McNabola, Berg & Company, LLP
San Francisco, CA
April 7, 2006